Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-111496 and 333-125100 and Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133 and 333-129611) of Illumina, Inc. and in the related Prospectuses of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in this Annual Report (Form 10-K) for the year ended January 1, 2006.
/s/ ERNST & YOUNG LLP
San Diego, California
March 1, 2006